Exhibit 99.1

Famous Dave’s of America Appoints Adam Wright as CEO

MINNEAPOLIS, Dec. 28, 2015 (GLOBE NEWSWIRE) — Famous Dave’s of America, Inc. (NASDAQ:DAVE) (“Famous Dave’s” or the “Company”), has appointed Adam Wright as Chief Executive Officer.

“We are impressed with the steps Adam has taken to move the business forward since his appointment as interim CEO six months ago,” said Joseph Jacobs, Chairman of the Board of Directors. “As a longtime investor, he understands the challenges that the Company faces and the opportunities ahead. We are confident in his leadership and strategy for the future.”

Wright joined Famous Dave’s as the interim CEO after the resignation of former CEO Ed Rensi in June 2015. Wright commented, “I’m passionate about barbeque, and am eager to rebuild this company by focusing on our guests, collaborating with the franchisees, and improving our company culture. I look forward to continuing to work with the Board, “Famous Dave” Anderson, the franchise partners, and the dedicated team to drive long-term growth and per-share shareholder value.”

Founder Dave Anderson, who rejoined the Company in October 2015 as part of Wright’s vision and strategy to rebuild the Company, said, “Adam has already demonstrated that an improved guest experience is a top priority in every capacity - the value, the experience, and the food. He cares deeply about the Company and the team. We are very excited for the future of the brand.”

Wright has served on the Board of Directors since 2013, while serving as Managing Partner of Blue Clay Capital Management, a Minneapolis based investment partnership he co-founded. Prior to establishing Blue Clay, Wright worked at Whitebox Advisors, UnitedHealth Group and Goldman Sachs. Wright is a graduate of the Stanford University Graduate School of Business and Dartmouth College.